Exhibit 99.1

Contact:	Christina Cha
Director of Corporate Communication
Kennedy Wilson
	(310) 887-6294	9701 Wilshire Blvd. Suite 700
	ccha@kennedywilson.com	Beverly Hills, CA 90212
www.kennedywilson.com

NEWS RELEASE

KENNEDY WILSON AND PARTNERS COMPLETE $1.8 BILLION

PURCHASE OF UK LOAN PORTFOLIO

Company announces final closing of largest European loan portfolio acquisition in current cycle

BEVERLY HILLS, Calif. (December 5, 2011) – International real estate investment and services firm Kennedy Wilson (NYSE: KW) today announced that the company and its institutional partners completed the acquisition of a UK-based loan portfolio from Bank of Ireland for $1.8 billion. The purchase occurred in two phases, with approximately $1.4 billion closed on October 21 and $400 million closed on December 5.

According to Ernst &Young research, the transaction is the largest European real estate loan portfolio acquisition completed in the current cycle. A majority of the loans are secured by high quality, London-based office, multifamily and retail properties.

“The success of this transaction is due to our ability to source and execute deals quickly,” said Mary Ricks, executive vice chair of Kennedy Wilson. “We have been able to add key members to our team of talented and experienced executives in Europe who are dedicated to developing and growing our platform.” With the closing of this transaction, Kennedy Wilson now has approximately $4.5 billion of assets under management in Europe, as well as 18 professionals in Dublin and London.

Kennedy Wilson, together with its institutional partners, has acquired approximately $5.1 billion of real estate and real estate secured debt through joint venture and consolidated investments since the beginning of 2010. The estimated value of the assets under the company’s management is currently more than $12 billion.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is an international real estate investment and services company headquartered in Beverly Hills, CA with 23 offices in the U.S., Europe and Japan. The company offers a comprehensive array of real estate services including auction, conventional sales, property services and investment management. Through its fund management and separate account businesses, Kennedy Wilson is a strategic investor of real estate investments in the U.S., Europe and Japan. For further information on Kennedy Wilson, please visit www.kennedywilson.com.